

Lynne Mapp Drexler
(1928 - 1999)



Lynne Drexler's recent rediscovery has led to concentrated market expansion. In 2021, she totaled just $135,000 in auction sales. In 2024, she totaled $5.2 million, including a new record price of $1.56M.

INVESTMENT THESIS

Initial Offering Price
$450,000

Offering Circular
sec.gov

Similar Auction Sales | Record Price



$0.6m
$0.5m
$0.4m
$0.3m
$0.2m
22
23
24

Price Appreciation of Similar Works
63.6%

Sharpe Ratio (2017-2022)	watch video
Lynne Mapp Drexler	Not enough data
S&P 500	0.81

0% Progress

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Lynne Mapp Drexler

(1928 - 1999)

Why we like this offering

1. **New Record:** This past auction season, Drexler set a new #1 top auction record. Her painting Airlee sold for $1.56M (including buyer's premium).
2. **Major Institutional Adoption:** Drexler is collected by 3 major institutions: National Gallery of Art, Washington, D.C., Art Institute of Chicago, and The Museum of Modern Art
3. **Attractive Historic Growth:** Similar paintings have appreciated at an annual rate of 63.6% ('22-'24)
4. **Market Growth:** Lynne Drexler is the classic example of an artist whose market has expanded impressively in the last few years. In 2021, Drexler only sold $135k at auction. In '22, she sold $10.9M and continued that trend in '23+'24, selling $11.3M and $5.2M respectively.
5. **Important Decade:** The 1960s are widely considered the most important decade for Lynne Mapp Drexler, and this is reflected in her market. Eight of her top 10 auction records are paintings from the 1960s. Our painting is from 1969.

Artist Metrics

2024 Total Auction Sales	2024 Auction Lots Sold	All Time Record Price
$2,207,370	20	$1,200,000

Turnover by Year


10.1M
7.6M
5.1M
2.5M
13 14 15 16 17 18 19 20 21 22 23 24

Lots Auctioned


Sold
Unsold
54
40.5
27
13.5
13 14 15 16 17 18 19 20 21 22 23 24

Initial Offering Price **$450,000**

Offering Circular sec.gov/edgar

Painting







About Lynne Mapp Drexler

Lynne Mapp Drexler (b. 1928, Virginia - d. 1999 Maine) was an Abstract Expressionist painter best known for her unique, swatch-like brushstrokes and allusions to natural landscapes. By 1959, Drexler had honed her precise, geometric brushstrokes and her abstract landscapes, which drew inspiration from art historical movements like Impressionism, Post-Impressionism, and Fauvism. She was an active member of the Greenwich Village art scene alongside artists like Jackson Pollock, Franz Kline, Philip Guston, Grace Hartigan, and Willem de Kooning. Despite little recognition during the artist's lifetime, interest in Drexler's brilliant colorful compositions has grown significantly in recent years.

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LYNNE MAPP DREXLER

b. 1928-d. 1999, UNITED STATES



$450,000
INITIAL OFFERING

63.6%
ANNUAL APPRECIATION OF SIMILAR WORKS[1,2]

57.5%
RECORD PRICE APPRECIATION[3]

Oil on canvas | 58 × 38 in

Lynne Mapp Drexler was an Abstract Expressionist painter best known for her unique, swatch-like brushstrokes and allusions to natural landscapes.

The Artwork is a striking blue example of Lynne Mapp Drexler's late 1960s paintings. In the second half of the 1960s, Lynne Mapp Drexler synthesized her career-long interests in natural landscapes and art historical movements like Post-Impressionism, Pointillism, Fauvism, and Geometric Abstraction into denser, more texturally diverse compositions than her paintings from the first half of the 1960s. Lynne Mapp Drexler utilizes her varying brushstroke techniques to specific sections of the canvas. This creates dynamic, mosaic-like compositions united by their shared color palette. Lynne Mapp Drexler studied under the Abstract Expressionist painter Hans Hoffmann and was particularly influenced by his theory of "push-pull," which explains how tension between colors and shapes can create the illusion of depth and movement. Here, this is visible through her contrasting accents of red in a predominantly blue composition. The 1960s were the most important decade for Lynne Mapp Drexler, and this is reflected in her market. Eight of her top 10 auction records are paintings from the 1960s. The artist's galleries also highlight the importance of this decade for her artistic production, for example, her current exhibition at White Cube, Lynne Drexler: The Sixties, on view in London until January 10, 2025. The Artwork is a vertically-oriented abstract canvas painting in a predominantly blue palette. Curved, pointalist, circular, and rectangular brushstrokes in shades of blue and purple echo the movement of rippling water. A horizontal stripe composed of shades of red brushstrokes in the lower sixth of the composition serves as a sort of horizon line. In the top left corner, the blue appears to crack open, creating a passage for red brushstrokes to flow through. Auction records for artworks similar in scale, style, and period are led by Feather Blue (1968), which sold for $597,400 at Bonhams New York on November 20, 2024, followed by Reddish (1970), which sold for $444,500 at Sotheby's New York on May 19, 2023, and Spring Dance (1971), which sold for $302,400 at Christie's New York on September 29, 2023.

THE ARTIST'S AUCTION RECORDS ARE LED BY AIRLEE (1960/62), WHICH SOLD FOR $1,560,000 AT SOTHEBY'S NEW YORK ON NOVEMBER 21, 2024, FOLLOWED BY HERBERT'S GARDEN (1960), WHICH SOLD FOR $1,500,000 AT CHRISTIE'S NEW YORK ON MAY 13, 2022, AND SUMMER BLOSSOM (1962), WHICH SOLD FOR $1,381,000 AT CHRISTIE'S NEW YORK ON MAY 18, 2023.

The Estate of Lynne Mapp Drexler is represented in the United States by Berry Campbell Gallery and internationally by White Cube Gallery. Despite little recognition during the artist's lifetime, interest in Drexler's brilliant colorful compositions has grown significantly in recent years. Her work is held in the permanent collections of numerous prestigious institutions, including the Art Institute of Chicago, the Hammer Museum in Los Angeles, the Museum of Modern Art in New York, the National Gallery of Art in Washington D.C., the Portland Museum of Art in Maine, among others. In 2022, a large-scale exhibition of the first decade of her work co-organized by Mnuchin Gallery and Berry Campbell Gallery brought Drexler back into the contemporary art discourse. That same year, she ranked 144th in the top 500 best-selling artists at auction worldwide. The artist's auction records are led by Airlee (1960/62), which sold for $1,560,000 at Sotheby's New York on November 21, 2024, followed by Herbert's Garden (1960), which sold for $1,500,000 at Christie's New York on May 13, 2022, and Summer Blossom (1962), which sold for $1,381,000 at Christie's New York on May 18, 2023.

AUCTION RESULTS FOR SIMILAR WORKS [1,2]


597400
444500
302400
258856
203200
150000
151200
7/1/2022
1/1/2023
7/1/2023
1/1/2024
7/1/2024
Implied Historical Growth

Lynne Mapp Drexler (b. 1928, Newport News, Virginia, d. 1999 Monhegan, Maine) was an Abstract Expressionist painter best known for her unique, swatch-like brushstrokes and allusions to natural landscapes. In 1949, Drexler graduated from the Richmond Professional Institute with a degree in drama. She went on to take studio art classes at the College of William & Mary, where her professors encouraged her to move to New York and study with Hans Hofmann. After two formative trips abroad to England in 1950 and 1952, Drexler followed the advice of her professors and enrolled at the Hans Hofmann School of Fine Arts in 1956. When Hofmann retired in 1958, she transferred to the graduate program at Hunter College to earn her teaching certification. Here, she studied under Robert Motherwell, who encouraged her to pursue a career as an artist rather than a teacher. By 1959, Drexler had honed her precise, geometric brushstrokes and her abstract landscapes, which drew inspiration from art historical movements like Impressionism, Post-Impressionism, and Fauvism. She also became an active member of the Greenwich Village art scene alongside artists like Jackson Pollock, Franz Kline, Philip Guston, Grace Hartigan, and Willem de Kooning. In 1961, Drexler held her first solo exhibition at Tanager Gallery in New York. The following year, Drexler married the painter John Hultberg, who had a house on Monhegan Island in Maine. The couple returned to the island every summer, and it became an important source of inspiration for Drexler. In the mid-1960s, Drexler spent much of her time traveling around North America. She visited Mexico and temporarily lived in San Francisco from 1964 to 1965, where she held another well-received solo exhibition at Esther-Robles Gallery in Los Angeles. In 1967, the artist returned to New York and lived in the iconic Chelsea Hotel. During this period, she was a regular audience member at the Metropolitan Opera and brought her crayons to sketch the performances. Her passion for opera and classical music culminated in her series of paintings inspired by Richard Wagner's Ring Cycle. Despite receiving positive reviews of her exhibitions, Drexler struggled to regularly show her work in the city as Pop Art arose. This rejection from the art world in New York devastated her. The artist chose to spend more time on Monhegan, moving there permanently in 1983. She rebuilt her community on the island and served as a lay leader of the Mohegan Community Church. She continued to paint and exhibit her work locally for the remainder of her career. Drexler died of cancer at her home on December 30, 1999, while listening to Mozart's Don Giovanni.







IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Lynne Mapp Drexler with the following criteria: Works created between 1968 and 1973 that measure between 30 inches by 30 inches and 60 inches by 60 inches; set excludes works that are stylistically different. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date.

3. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Lynne Mapp Drexler have a record price compound annual growth rate ("CAGR") of 57.5% from April 19, 2002 to June 30, 2024. This calculation is based on (i) a record price of $50 on April 9, 2002, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $1,200,000, the most recent record price as of June 30, 2024, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.